Exhibit 99.2

NORIT N.V. ACTIVATED CARBON BUSINESS

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Activated Carbon Business Carve Out Combined and Consolidated Balance Sheets as of December 31, 2011 and 2010	F-3

Activated Carbon Business Carve Out Combined and Consolidated Statements of Operations for each of the fiscal years ended December 31, 2011, 2010 and 2009	F-4

Activated Carbon Business Carve Out Combined and Consolidated Statements of Invested Equity, Shareholders’ Equity, and Comprehensive Income for each of the fiscal years ended December 31, 2011, 2010 and 2009

F-5

Activated Carbon Business Carve Out Combined and Consolidated Statements of Cash Flows for each of the fiscal years ended December 31, 2011, 2010 and 2009	F-6

Activated Carbon Business Notes to Carve Out Combined and Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

To: the supervisory board and shareholders

We have audited the accompanying carve out combined and consolidated balance sheets of Norit N.V.’s Activated Carbon Business (the “Activated Carbon Business” or “the Company”), as defined in Note 1 to the carve out combined and consolidated financial statements, as of December 31, 2011 and 2010, and the related carve out combined and consolidated statements of operations, invested equity, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011. These carve out combined and consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these carve out combined and consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the carve out combined and consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Activated Carbon Business, as defined in Note 1 to the carve out combined and consolidated financial statements, as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG Accountants N.V.

Amstelveen, The Netherlands

February 17, 2012

Activated Carbon Business

Carve Out Combined and Consolidated Balance Sheets

(Amounts in thousands of U.S. Dollars)

		As of December 31,
	Note	2010	2011	Pro forma 2011
				(Unaudited)
Assets
Current assets
Cash and cash equivalents		$44,928	$16,732	$16,732
Trade receivables, net	4	38,473	42,367	42,367
Receivables from related parties	3	44,436	—	—
Inventories, net	5	109,326	119,470	119,470
Deferred income tax assets	15	231	6,957	6,957
Other current assets	6	7,603	8,030	8,030

Total current assets		244,997	193,556	193,556
Non-current assets
Property, plant and equipment, net	7	292,885	318,448	318,448
Intangible assets, net	8	94,738	88,711	88,711
Goodwill	8	155,708	153,450	153,450
Investments	9	7,354	6,749	6,749
Deferred income tax assets	15	30	48,326	48,326
Other non-current assets	10	12,464	13,999	13,999

Total non-current assets		563,179	629,683	629,683

TOTAL ASSETS		$808,176	$823,239	$823,239

Liabilities and Invested and Shareholders’ Equity
Current liabilities
Accounts payable to third parties		$65,883	$51,379	$51,379
Accounts payable to related parties	3	21,803	—	—
Borrowings	13	25,466	10,876	10,876
Deferred income tax liabilities	15	322	1,917	1,917
Other current liabilities and accruals	11	25,793	25,937	25,937

Total current liabilities		139,267	90,109	90,109
Non-current liabilities
Borrowings	13	247,632	608,561	352,503
Deferred income tax liabilities	15	50,071	58,356	58,356
Pension and medical obligations	14	6,960	12,468	12,468
Other provisions	12	4,370	4,607	4,607

TOTAL LIABILITIES		448,300	774,101	518,043

Commitments and Contingencies	20

Parent company investment		357,155	—	—
Issued shares		—	12,970	12,970
Additional paid-in capital		—	61,609	317,667
Retained earnings		—	(32,625)	(32,625)
Accumulated other comprehensive income		(35,820)	(30,047)	(30,047)
Non-controlling interest		38,541	37,231	37,231

Total invested and shareholders’ equity	16	359,876	49,138	305,196

TOTAL LIABILITIES AND INVESTED AND SHAREHOLDERS’ EQUITY		$808,176	$823,239	$823,239

The accompanying notes are an integral part of these carve out combined and consolidated financial statements.

Activated Carbon Business

Carve Out Combined and Consolidated Statements of Operations

(Amounts in thousands of U.S. Dollars, except earnings per share which are in U.S. Dollars, and issued shares which are in thousands)

		For the year ended December 31,
	Note	2009	2010	2011
Revenues
Net revenues to third parties - sales of goods		$303,423	$328,785	$358,651
Net revenues to third parties - royalties		—	—	1,517
Net revenues to related parties		657	1,070	153

Total revenues	17	304,080	329,855	360,321

Costs of goods sold (exclusive of depreciation shown below)		199,008	214,996	231,559
Depreciation expense	7	23,371	20,098	24,919
Amortization	8	7,728	7,590	7,755
Selling, general, and administrative expense		34,276	41,655	40,210
Research and development expense		2,324	3,148	2,772
Other (income)	20	—	—	(32,767)

Total operating expenses		266,707	287,487	274,448

Income from operations		37,373	42,368	85,873
Interest expense, net	13	20,227	11,190	86,132

Income (loss) from operations before income from equity investments and income taxes		17,146	31,178	(259)
Income from equity investments		1,051	921	1,463

Income before income taxes		18,197	32,099	1,204
Income tax expense	15	7,039	10,623	6,916

Net income (loss)		$11,158	$21,476	$(5,712)

Net income (loss) attributable to Company Shareholders		$11,233	$22,024	$(8,462)
Net income (loss) attributable to non-controlling interests		$(75)	$(548)	$2,750
Earnings (loss) per share:		$1.21	$2.38	$(0.92)
Weighted-average number of shares outstanding:		9,248	9,248	9,248

The accompanying notes are an integral part of these carve out combined and consolidated financial statements.

Activated Carbon Business

Carve Out Combined and Consolidated Statements of Invested Equity, Shareholders’ Equity, and Comprehensive Income

(Amounts in thousands of U.S. Dollars, except issued shares which are in thousands)

	Issued Shares		Additional Paid-in Capital	Retained Earnings	Parent Company Investment	Accumulated Other Comprehensive Income	Total Parent Company Equity	Non- controlling Interest	Total Invested and Shareholders’ Equity	Comprehensive Income (Loss)
	Shares	Amount
Balance as of January 1, 2009	—	$—	$—	$—	$231,384	$(35,908)	$195,476	$—	$195,476
Comprehensive income (loss):
Net income (loss)					11,233		11,233	(75)	11,158	$11,158
Foreign currency translation						(1,305)	(1,305)	—	(1,305)	(1,305)
Employee benefit related (net of deferred tax expense of $3,875)						10,694	10,694		10,694	10,694

Comprehensive income (loss):										$20,547
Movement in Parent’s investment, net					66,287		66,287		66,287
Non-controlling interest								18,591	18,591

Balance as of December 31, 2009	—	—	—	—	308,904	(26,519)	282,385	18,516	300,901
Comprehensive income (loss):
Net income (loss)					22,024		22,024	(548)	21,476	$21,476
Foreign currency translation						(4,266)	(4,266)	1,216	(3,050)	(3,050)
Employee benefit related (net of deferred tax benefit of $1,945)						(5,035)	(5,035)		(5,035)	(5,035)

Comprehensive income (loss):										$13,391
Movement in Parent’s investment, net					26,227		26,227		26,227
Non-controlling interest								19,357	19,357

Balance as of December 31, 2010	—	—	—	—	357,155	(35,820)	321,335	38,541	359,876
Comprehensive income (loss):
Net income (loss)				(32,625)	24,163		(8,462)	2,750	(5,712)	$(5,712)
Foreign currency translation						12,124	12,124	(863)	11,261	11,261
Employee benefit related (net of deferred tax benefit of $2,769)						(6,351)	(6,351)	—	(6,351)	(6,351)

Comprehensive income (loss):										$(802)
Dividends							—	(3,197)	(3,197)
Movement in Parent’s investment, net					(306,739)		(306,739)		(306,739)
Shares issued upon legal reorganization	9,248	12,970	61,609	—	(74,579)	—	—	—	—

Balance as of December 31, 2011	9,248	$12,970	$61,609	$(32,625)	$—	$(30,047)	$11,907	$37,231	$49,138

The accompanying notes are an integral part of these carve out combined and consolidated financial statements.

Activated Carbon Business

Carve Out Combined and Consolidated Statements of Cash Flows

(Amounts in thousands of U.S. Dollars)

	For the year ended December 31,
	2009	2010	2011
CASH FLOW FROM OPERATING ACTIVITIES
Net income (loss)	$11,158	$21,476	$(5,712)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	31,099	27,688	32,674
Allocations of interest	15,173	9,196	5,034
Allocations of corporate overhead	2,614	2,781	1,145
Deferred and allocated tax expense (benefit)	5,193	8,798	(494)
Share of income from associates	(1,051)	(921)	(1,463)
Non cash interest expense	—	—	62,214
Changes in operating assets and liabilities
Accounts receivable	(2,243)	(162)	(4,179)
Inventories	(15,517)	(20,601)	(12,658)
Accounts payable	6,501	11,292	(3,443)
Other assets and liabilities	(3,495)	(2,839)	(8,889)

Net cash provided by operating activities	49,432	56,708	64,229
CASH FLOW FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(82,973)	(64,643)	(68,477)
Purchases of intangible assets	—	(2,403)	(3,883)
Dividends from equity method investments	—	1,166	1,085
Loans received from (provided to) related parties	2,026	(11,940)	46,602

Net cash used in investing activities	(80,947)	(77,820)	(24,673)
CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from third-party debt	—	—	388,379
Payments of long-term debt	—	—	(664,652)
Dividends paid	—	—	(3,197)
Cash transfers with Parent, net	49,808	(23,334)	253,894
Cash provided from non-controlling interest	18,139	19,357	—
Short term loan proceeds (repayments)	(23,883)	8,171	(19,379)
Loans from (to) related parties	8,970	7,753	(22,866)

Net cash provided by (used in) financing activities	53,034	11,947	(67,821)
Effect of exchange rate changes on cash	1,705	(1,488)	69

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	23,224	(10,653)	(28,196)
CASH AND CASH EQUIVALENTS at beginning of year	32,357	55,581	44,928

CASH AND CASH EQUIVALENTS at end of year	55,581	44,928	16,732

The accompanying notes are an integral part of these carve out combined and consolidated financial statements.

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

1.	The Company and Basis of Presentation

The Company

On June 29, 2007, funds managed by and shareholders/employees of Doughty Hanson & Co Managers Limited, collectively Doughty Hanson, with certain current and former members of our management and an affiliate of Euroland Investments B.V., completed the acquisition (the “Acquisition”) of N Gamma B.V. (the “Norit Group” or “Norit” or “Parent”). The Norit Group historically had two separately managed divisions, the Activated Carbon business and Clean Process Technology (“CPT”) business. The CPT business developed purification components and equipment for the water and beverage industries and was sold to a wholly owned subsidiary of Pentair, Inc. in May 2011. The results of operations and all assets and liabilities of the CPT business has been carved out from the Activated Carbon business’ carve out combined and consolidated financial statements. Since June 30, 2011, the Activated Carbon business has been an independent company organized under Norit N.V. (the “Company”).

The Company is a global leader in the research, development, manufacturing and sale of high-grade activated carbons used in a growing range of environmental, health, safety and industrial applications. The Company’s purification technologies are widely used to remove pollutants, contaminants and other impurities from water, air, and other liquids and gases in an efficient and cost-effective manner. The Company’s activated carbon solutions, which can be produced in powdered or granular forms, also serve a variety of uses as colorants, carriers or catalysts in industrial processes. Building on the Company’s more than 90-year history of innovative product development, the Activated Carbon business produces a diverse array of products with over 150 different activated carbon formulations engineered from a wide range of raw materials including lignite, peat, bituminous coal and wood, among others. The Company complements its activated carbon products with on-site systems and services, as well as reactivation solutions, to help meet its customers’ specific needs.

The head office of the Company is based in Amersfoort, The Netherlands.

Legal	Reorganization of the Company

In June 2011, the Norit Group completed a legal reorganization pursuant to which (i) certain legal entities of the Activated Carbon business that were not legal subsidiaries of Norit N.V. were reorganized to become legal subsidiaries of Norit N.V. and (ii) certain administrative responsibilities not related to the Activated Carbon business that were previously performed by Norit N.V. are no longer performed by Norit N.V.

At the date of the legal reorganization, the Parent Company Investment of $74,579 was converted to shareholders’ equity. As of December 31, 2011, the Company had 8.93 million common shares and 0.32 million preferred shares issued and outstanding.

Basis of Presentation

Following the legal reorganization of the Company, effective June 30, 2011, the Company established a new consolidated reporting structure. For periods prior to June 30, 2011, the Activated Carbon business’ financial statements have been prepared on a carve out combined basis from Norit’s consolidated financial statements using the historical results of operations, assets and liabilities

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

attributable to the Activated Carbon business and including allocations of expenses and certain assets and liabilities from Norit, assuming the Activated Carbon business had existed as a separate legal entity. Allocations to the financial statements of the Activated Carbon business were made through the date that the CPT business was sold by Norit. CPT’s assets, liabilities and results of operations, as well as Norit’s gain on the sale of the CPT business have been carved out from the Activated Carbon business’ carve out combined and consolidated financial statements.

The Company has presented the Activated Carbon business’ historical financial statements on a carve out combined and consolidated basis throughout this document. The Company determined that this presentation reflects the Activated Carbon business most appropriately based on several factors, including (1) the Activated Carbon business has historically been managed autonomously from the CPT business, (2) the Activated Carbon business has dedicated commercial and operational personnel responsible for the results of its operations who do not have responsibilities or decision making abilities for the CPT business, (3) the Activated Carbon business did not share more than incidental common facilities and administrative costs with the CPT business and (4) the Activated Carbon business does not and will not have material guarantees or commitments to the CPT business.

The Activated Carbon business has operated as a part of the Norit Group since the Acquisition. The carve out combined and consolidated financial statements may not be indicative of the Company’s future performance and may not reflect what its consolidated results of operations, financial position and cash flows would have been had the Company operated as an independent company during all of the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Company, it is reflected in the accompanying carve out combined and consolidated financial statements.

Prior to the June 30, 2011 legal reorganization, Norit provided certain corporate functions to the Activated Carbon business and costs associated with these functions were allocated to the Company. The carve out combined and consolidated financial statements include allocations for various expenses, including corporate overhead and administration, interest expense and taxes. Additionally, these carve out combined and consolidated financial statements include allocations of certain assets and liabilities held by Norit Group entities. The costs of such services were allocated to the Activated Carbon business based on the most relevant allocation method to the service provided, primarily based on relative percentage of revenues, relative percentage of net assets or headcount. The Company believes such allocations were reasonable; however, they may not be indicative of the actual expense that would have been incurred had the Activated Carbon business been operating as an independent company for all of the periods presented. The charges for these functions are included primarily in selling, general, and administrative expense in the Carve Out Combined and Consolidated Statements of Operations.

Prior to the June 30, 2011 legal reorganization, the Parent Company Investment represented Norit’s ownership interest in the recorded net assets of the Activated Carbon business, including the cumulative net investment by Norit in the Company through June 30, 2011 and any net income or loss attributed to the Activated Carbon business.

The consideration paid for the Acquisition that was attributed to the Activated Carbon business was “pushed down” to these carve out combined and consolidated financial statements. Accordingly, in the accompanying December 31, 2011 and 2010 Carve Out Combined and Consolidated Balance

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

Sheets, the assets and liabilities of the Activated Carbon business include any related fair value adjustments pushed down as of the Acquisition date. To estimate the fair value for the allocation of assets acquired and liabilities assumed, Norit considered a number of factors, including, among others, enterprise value calculations and other discounted cash flow estimates. There is considerable judgment with respect to the estimates used in determining fair value.

These carve out combined and consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). All amounts are in thousands of U.S. dollars, unless otherwise stated.

Supplemental Pro Forma Information (unaudited)

The Company has provided a pro forma Consolidated Balance Sheet as of December 31, 2011 (unaudited). The pro forma statement gives effect to the settlement of the remaining shareholder loans pursuant to which the holders exchange the outstanding loans for the Company’s ordinary shares, and which is expected to take place on or prior to an initial public offering.

2.	Summary of Significant Accounting Policies

Principles of Combination and Consolidation

The accompanying carve out combined and consolidated financial statements include the accounts of the Company and its significant subsidiaries on a combined and consolidated basis. The Company also includes subsidiaries over which a direct or indirect legal or effective control exists and for which the Company is deemed to direct the significant activities and has the obligation to absorb the losses or benefits of the entities.

Intercompany balances and transactions with other combined or consolidated entities have been eliminated. Intragroup balances and transactions with Norit Group entities are shown separately in the carve out combined and consolidated financial statements and are further discussed in the related party transactions footnote.

Use of Estimates

The preparation of these carve out combined and consolidated financial statements in accordance with U.S. GAAP requires the Company to make judgments, estimates and assumptions regarding uncertainties that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Some of the most significant estimates include assessment of potential impairment of goodwill and intangible assets, impairment of other assets, pension plan obligations, medical obligations, taxes and various other provisions and contingencies, purchase accounting for the Acquisition and carve out allocations. Estimates and assessments are continuously evaluated. The Company also makes estimates and assumptions concerning the future. Actual results could differ from those estimates.

Foreign Currency

The functional currency has been determined to be the local currency of the respective subsidiaries. The reporting currency is the U.S. dollar. The assets and liabilities of the Company are translated into U.S. dollars at the exchange rate on the respective balance sheet date. The revenues

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

and expenses of the Company are translated into U.S. dollars at the average exchange rate in effect during the relevant period. The effects of these translation adjustments are reported within accumulated other comprehensive income, a component of invested and shareholders’ equity.

Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved, as well as the fair value adjustment of forward exchange contracts, are included in operating expenses for fluctuations related to transactions in the normal course of operations, and in interest expense, net, for fluctuations related to financing transactions in the Carve Out Combined and Consolidated Statements of Operations. The Company realized in operating income a foreign transaction loss of $847, a foreign transaction gain of $823, and a foreign transaction loss of $1,766 for years ended December 31, 2011, 2010 and 2009, respectively.

Cash and Cash Equivalents

Cash and cash equivalents are highly liquid and have maturities of three months or less from the date of purchase. The carrying values of cash and cash equivalents approximate their fair value due to the short-term nature of these instruments. The Company’s reported cash and cash equivalents relate to cash in bank accounts of subsidiaries of the Activated Carbon business.

Trade Receivables, Net

Trade receivables are initially recognized at fair value. An allowance for doubtful accounts for trade receivables is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. The Company determines the required allowance using information such as the customer’s credit history and financial condition, industry and market segment information, economic trends and conditions and credit reports. The carrying amount of the receivables is reduced through the use of an allowance for doubtful accounts, and the amount of the loss is recognized in the Carve Out Combined and Consolidated Statements of Operations. When a trade receivable is deemed uncollectible, it is written off against the allowance for doubtful accounts. Subsequent recoveries of amounts previously written off are recognized as income in the Carve Out Combined and Consolidated Statements of Operations.

Inventories, Net

Inventories are carried at the lower of cost or market. Inventory costs are primarily determined using the first-in, first-out (FIFO) method.

Derivative Financial Instruments

The Company uses derivative financial instruments to hedge its exposure to foreign currency and interest rate risks within the context of operational and financing activities. Derivative financial instruments are only used for risk management purposes of future cash flows in foreign currency and for interest-bearing long- and short-term borrowings (borrowings with financial institutions and, prior to June 30, 2011, allocated debt from the Norit Group).

The Company does not account for its derivatives as hedges for accounting purposes. This means that all movements in the fair value of the derivative financial instruments are directly recognized in the Carve Out Combined and Consolidated Statements of Operations.

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

The fair value of a derivative is classified as a non-current asset or liability when the remaining maturity is more than 12 months from the balance sheet date and as a current asset or liability when the remaining maturity is less than 12 months from the balance sheet date.

Other Current Assets

Other current assets consist primarily of unbilled receivables, prepaid expenses, government grants receivables, corporate income tax receivables, and Value Added Tax (VAT) receivables. Other current assets are stated at their net realizable value.

Current and Deferred Income Taxes

The income tax expense for the periods presented comprises current and deferred tax. Income tax expense is recognized in the Carve Out Combined and Consolidated Statements of Operations, except to the extent that it relates to items that are initially recognized directly in invested equity.

Prior to the legal reorganization, certain Activated Carbon entities did not file separate tax returns as they were included in the consolidated tax reporting of other Norit entities, within the respective entity’s tax jurisdiction. Accordingly, the income tax provision included in these carve out combined and consolidated financial statements was calculated using a method consistent with a separate return basis, as if the Activated Carbon business had been a separate taxpayer. Following the Company’s legal reorganization, all amounts related to the Company’s tax positions are recognized on the Carve Out Combined and Consolidated Balance Sheets. Income taxes are accounted for under the asset and liability method.

Deferred income tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences that exist between the financial statement carrying value of assets and liabilities and their respective tax bases, and operating loss and tax credit carry forwards on a tax jurisdiction basis. The Company measures deferred income tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or settled. The effects on deferred income tax assets and liabilities of a change in tax laws or rates are recognized in the Carve Out Combined and Consolidated Statements of Operations in the period the change in tax law is enacted.

The Company’s accounting for deferred income taxes represents its best estimate of the future tax consequences of events that have been recognized in the carve out combined and consolidated financial statements or tax returns. In assessing the need for a valuation allowance, the Company considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets. If, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be realized, a valuation allowance is recorded. Deferred income taxes are netted if it is legally permitted to settle tax assets with tax liabilities and the tax is levied on the same taxpayer by the same tax authority.

The Company also provides for estimated income tax exposures associated with uncertainty in income tax positions taken by the Company. The benefit of such a tax position taken or expected to be taken in a tax return is recognized only if those positions are more likely than not to be sustained upon examination based on the technical merits of the positions. Recognized income tax positions are

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in likelihood of realization occurs. The Company does not believe that the resolution of existing uncertain income tax positions will have a material impact in the carve out combined and consolidated financial statements. The Company’s accounting policy is to record interest and penalties related to unrecognized tax benefits as a component of income tax expense in the Carve Out Combined and Consolidated Statements of Operations.

Property, Plant and Equipment, Net

Property, plant and equipment are valued at historical cost, less accumulated depreciation and impairment losses. Historical cost includes the additional costs that are directly attributable to the acquisition or manufacture of the asset.

Costs incurred after initial recognition in the carve out combined and consolidated financial statements are included in the book value of the asset or recognized as a separate asset only when it is probable that future economic benefit associated with the asset will flow to the Company and the cost of the asset can be measured reliably. Where an item of property, plant and equipment comprises components having different useful lives, each identified component is depreciated separately. All repair and maintenance costs are expensed in the Carve Out Combined and Consolidated Statements of Operations in the period in which they are incurred.

In addition, the Company has identified asset retirement obligations for environmental matters that are expected to be addressed at the retirement, disposal, removal or abandonment of the existing asset. At initial recognition, these amounts are capitalized as part of the cost of the respective asset.

Land is not depreciated. The cost of the other property, plant and equipment is depreciated using the straight-line method over the asset’s estimated useful life, taking into account its estimated residual value. The Company revised the estimated useful lives of certain of its plant, equipment, and machinery during the year ended December 31, 2010. The Company accounted for this as a change in estimate prospectively from the date such change in estimate occurred. As a result, depreciation expense for the year ended December 31, 2010 was reduced by $1,700. The depreciation period per category is as follows:

Buildings	20-30 years
Plant, equipment and machinery	5-25 years
Furniture, fittings and equipment	2-10 years
Vehicles	2-5 years

Government grants are deducted from the carrying value of affected assets.

The Company capitalizes interest on borrowings during the active construction period of significant capital projects. Capitalized interest is added to the cost of the underlying asset and is depreciated over the useful life of the asset. The interest rate used for the capitalization is based on the weighted average borrowing rate of the Company.

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

Leases

Leases that meet specific criteria are capitalized at the inception of the lease at the present value of the minimum lease payments. All other leases are accounted for as operating leases and are recognized as an expense on a straight-line basis over the lease term.

Goodwill and Intangible Assets, Net

(a)	Goodwill

Goodwill has been allocated to the Company from the Acquisition, based upon the relative fair value of the businesses acquired, as of the date of the Acquisition. Goodwill represents the excess of the cost of an acquisition over the fair value of the net identifiable assets of the acquired business at the date of acquisition. Goodwill is tested annually for impairment or at interim periods upon triggering events, and is carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the disposed entity.

Goodwill is allocated to reporting units for the purpose of impairment testing. The allocation is made to reporting units that are expected to benefit from the business combination in which the goodwill arose.

(b)	Technology, trade names and customer relationships

Other specifically identifiable intangible assets from the Acquisition have also been included in these carve out combined and consolidated financial statements, based on their respective fair value as of the date of the Acquisition. This asset category includes both finite and indefinite lived intangible assets. Intangible assets with an indefinite useful life are not amortized but are tested for impairment annually, and at interim periods upon triggering events and are carried at cost less accumulated impairment losses. Intangible assets with finite useful lives are amortized on a straight-line basis over the estimated useful life of the asset. In addition, intangible assets with finite lives are evaluated for impairment whenever events or circumstances indicate that their carrying amount may not be recoverable.

Impairment of Long-Lived Assets

Goodwill and other intangible assets with indefinite useful lives are not subject to amortization, but are tested for impairment at least annually or more frequently if events or changes in circumstances indicate that their carrying value may not be recoverable. The Company performs goodwill and other indefinite lived intangible asset impairment tests annually on November 30. U.S. GAAP prescribes a two-phase process for impairment testing of goodwill. First, the reporting unit’s fair value is compared to its carrying value to determine if impairment exists. If it is determined in step one that impairment exists, the second step of the impairment test is used to measure the amount of the impairment. The second step compares the implied fair value of the reporting unit with its carrying value, and any excess of the carrying amount over the implied fair value is recognized as an impairment charge. No impairments of goodwill or other intangible assets with indefinite lives were recognized during the years ended December 31, 2011, 2010 and 2009.

Finite long-lived assets are tested for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Recoverability of assets to be held and

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

used is measured by the comparison of the carrying amount of the assets to the undiscounted future net cash flows expected to be generated by the assets. If the assets are found to be impaired, the impairment is the amount by which the carrying amount of the assets exceeds their fair value. Estimated fair value is generally based on either an appraised value or measured by discounting estimated future cash flows. If it is determined that an impairment loss has occurred based on expected future cash flows, the loss is recognized in the Carve Out Combined and Consolidated Statements of Operations. No impairments of finite long-lived assets have been recognized during the years ended December 31, 2011, 2010 and 2009.

Provision for Asset Retirement Obligations

The fair value of the asset retirement obligation is the discounted value of the expected future cash flows. The fair value of the liability is reassessed each period and the capitalized cost is depreciated in accordance with the Company’s depreciation policies for property, plant and equipment.

Equity Investments

Equity method investments are investments in which the Company has significant influence, but not control, over the financial and operating policies of the investee. Significant influence is generally assumed where the Company holds at least 20% of the voting rights.

Such investments are included in the carve out combined and consolidated financial statements using the equity method of accounting, according to which the Company records its share in the equity of the investee in its balance sheet from the date when significant influence starts until the date when significant influence ends.

Accounts Payable

Accounts payable are initially recorded at fair value and subsequently at cost plus accrued interest, using the effective interest rate method.

Other Current Liabilities and Accruals

Other current liabilities and accruals are recorded at cost. Other current liabilities and accruals are assumed to be settled during normal business operations, usually within twelve months.

Borrowings

Borrowings are initially recorded at fair value, and subsequently at amortized cost. The difference between the proceeds and the principal value (the discount or premium) is recorded in the Carve Out Combined and Consolidated Statements of Operations as interest expense over the period of the related borrowing using the effective interest method.

Debt issue costs are recorded in other non-current assets and amortized over the term of the related debt.

Borrowings are classified as current liabilities unless the Company has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

Post-employment Benefits

(a)	Pension obligations

The Company operates various pension plans. The plans are generally funded through payments to insurance companies or trustee-administered funds, determined by periodic actuarial calculations. The Company has both defined contribution and defined benefit plans. A defined contribution plan is a pension plan under which the Company pays fixed contributions into participant accounts. The Company has no legal or constructive obligations beyond these contributions. A defined benefit plan is a pension plan that is not a defined contribution plan. Typically, defined benefit plans calculate the amount that an employee will receive on retirement on the basis of one or more factors such as age, years of service and compensation.

For defined contribution plans, the Company pays contributions to participant accounts. The Company has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available.

The liability recognized on the Carve Out Combined and Consolidated Balance Sheets in respect of defined benefit plans is the present value of the defined benefit obligation at the balance sheet date less the fair value of plan assets. The defined benefit obligation is calculated annually by independent actuaries using the “projected unit credit method.” The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating the terms of the related pension liability.

The Company considers various factors to determine the expected return on plan assets. The expected return is based on the current long-term rates of return on bonds, shares and cash. The expected return is based on historical market returns and current market expectation.

Inherent in the valuation of the defined benefit plan and the determination of the pension expense are key assumptions, including employee turnover, mortality rates and retirement ages, discount rates, and expected long term returns on plan assets, which are updated on an annual basis at the beginning of each fiscal year. Actual circumstances may vary from these assumptions giving rise to a different pension liability at year-end. The difference between the projected pension liability based on the assumptions and the actual pension liability at year-end are part of the actuarial gains and losses, amortized to net periodic pension cost over future periods using the corridor approach. Actuarial gains and losses that are greater than 10% of the higher of (a) the fund investments and (b) obligations that result from changes in actuarial assumptions will be reflected as an additional profit or expense and amortized over the expected average future years of service of the affected employees.

(b)	Medical obligations

The Company has a plan that provides medical benefits to its current workforce and retirees; however, this plan is closed for employees who retired after December 2005. In August 2007, all entitlements of non-active former employees who are covered by Medicare were revoked. At the beginning of 2008, the decision was made to discontinue grandfathering the spouses of non-active former employees who turned 65 until they reach the age of 65. The entitlement to these benefits is

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

usually conditional on the employee remaining in service up to retirement age and the completion of a minimum service period. The expected cost of these benefits is accrued over the period of employment using the same accounting methodology as used for defined benefit plans. Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are treated like pension obligations as described above.

(c)	Profit sharing and bonus plans

For bonus and profit sharing plans, the Company includes an obligation in the Carve Out Combined and Consolidated Balance Sheets if it has an obligation to make such payments.

(d)	Other long-term benefits for employees

Other long-term benefits for employees include anniversary and other long-service benefits payable to employees.

Fair Value of Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable, derivative instruments and borrowings. The Company has used fair value measurements, and has measured the fair value of financial instruments based on inputs in one of the following three categories:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability.

Level 3: Unobservable inputs when little or no market data is available.

The Company believes that the carrying value of the cash and cash equivalents, accounts receivable and accounts payable approximate their current fair value because of their nature and respective maturity dates or durations.

Commitments and Contingencies

In the normal course of business, the Company may be named as a party to various legal claims, actions and complaints, including matters involving employment, intellectual property and effects from the use of utilizing its technology. Although it is impossible to predict with certainty whether any resulting liability would have a material adverse effect on the Company’s financial position, results of operations or cash flows, it is the Company’s expectation that none of these will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Contingent gains are not recognized by the Company until realized or realizable.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company places its cash in high credit quality financial institutions and invests in low-risk, highly liquid instruments. With respect

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

to customer receivables, the Company grants credit to customers in the ordinary course of business. Furthermore, in certain cases the Company utilizes credit insurance to minimize the risk of non-collection. Accounts receivable and revenues were derived from numerous customers for each of the periods presented, and no one customer comprised a significant portion of the Company’s sales or accounts receivable.

Concentration of Supplier Risk

The Company sources the key raw materials it uses in production from multiple sources of supply.

Revenue Recognition

(a)	Sales of goods and services

Revenues and related costs are recognized when there is evidence of a sales agreement, goods are shipped or services are rendered to customers provided that risk of ownership has passed to the customer, the price to the customer is fixed or determinable and collection is reasonably assured.

Although not frequent for the Company, arrangements for the sale of goods and services sometimes may include multiple components. Such multiple component arrangements usually involve future service deliverables such as logistic support, technical support services or the future delivery of goods. In such agreements, the amount assigned to each component is based on the total price and the undelivered element’s objectively determined fair value, determined from sources such as the separate selling price for that or similar goods or services or from competitor prices for similar goods or services. The fair value assigned to the component is then recognized as the services are provided to the customer or the goods are delivered. If fair value of an undelivered component cannot be satisfactorily determined, the Company defers revenues until all components are delivered.

The Company supplies certain customers under take-or-pay contractual arrangements. Revenues recognized under these arrangements are based upon shipments to customers following the policies noted above. In the event a customer has not met its minimum contractual obligations, the Company does not recognize additional income until a claim is made against the customer and such claim is reasonably assured of collectability. No revenue was recognized during the periods presented for which customers did not meet their minimum contractual obligations.

Estimates for returns, incentive rebates and other allowances are recorded as a reduction of revenues in the period the related revenues are recorded. These estimates are based upon historical experience and information currently available to the Company with respect to business and economic trends. Revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known. Revenues are presented net of any sales tax.

(b)	Projects for principal systems

Revenues for principal systems projects is recognized under the percentage-of-completion method. The Company’s principal systems projects generally have a long life cycle from bid solicitation to project completion. The contracts generally contain a fixed sales price with milestone billings. The Company recognizes revenues for these projects based on the fixed sales price multiplied by the

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

percentage of completion. In applying the percentage-of-completion method, a project’s completion percentage as of any balance sheet date is computed as the ratio of total costs incurred to date divided by the total estimated costs at completion. As changes in the estimates of total costs at completion or estimated total losses on projects are identified, appropriate earnings adjustments are recorded during the period in which the change or loss is identified. The Company has a history of making reasonably dependable estimates of costs at completion on contracts that follow the percentage-of-completion method; however, due to uncertainties inherent in the estimation process, it is possible that project costs at completion could vary from the Company’s estimates. The principal components of costs include material, direct labor, subcontracts, and allocated indirect costs. The Company has not had any experiences to date in which a customized product could not be developed for a customer.

Projects are presented in the Carve Out Combined and Consolidated Balance Sheets as a receivable from or a debt to the customers for the contracted work.

(c)	Royalties

As discussed in Note 20, the Company receives running royalty payments for the use of its technology or intellectual property. Revenues derived from the royalties are recognized in the period when it is earned and a reliable estimate for the amount is determinable.

Cost of Goods Sold

The cost of production and other expenses related to the operational activities that underlie operating results are presented as cost of goods sold. Cost of goods sold is exclusive of depreciation expense.

Shipping and Handling

Shipping and handling costs incurred by the Company are expensed as incurred and included in cost of goods sold. Shipping costs are incurred to move the Company’s products from production and storage facilities to the customers. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally include costs to store, move and prepare the products for shipment.

Selling, General, and Administrative Expense

Advertising costs, which include advertising, promotion, and trade fair costs, are included in selling, general and administrative expense. Selling, general and administrative expenses are expensed as incurred. Advertising costs were $1,189, $837, and $818 for the years ended December 31, 2011, 2010, and 2009, respectively.

Legal costs of $2,665, $9,556, and $7,521 have been included in selling, general and administrative expense for the years ended December 31, 2011, 2010, and 2009, respectively.

Research and Development

Research and development (R&D) expenses include related salaries, contractor fees, materials and utilities. R&D costs are expensed as incurred.

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

Comprehensive Income

In addition to net income, comprehensive income includes distributions and contributions to and from equity that are not the result of transactions with shareholders. Other comprehensive income relates to pension adjustments and foreign currency translation adjustments from entities with functional currencies other than the U.S. dollar. Components of other comprehensive income are included within the Carve Out Combined and Consolidated Statements of Invested Equity and Shareholders’ Equity.

New Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-11, “Disclosures about Offsetting Assets and Liabilities”. This ASU requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. This scope would include derivatives, sale and repurchase agreements and reverse sale and repurchase agreements, and securities borrowing and securities lending arrangements. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS. ASU No. 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The adoption of this update will not have a material effect on the Company’s financial statements.

In September 2011, the FASB issued ASU No. 2011-08, “Testing Goodwill for Impairment”. This ASU permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Previous guidance under Topic 350 required an entity to test goodwill for impairment, on at least an annual basis, by comparing the fair value of a reporting unit with its carrying amount, including goodwill (step one). Under the amendments in this ASU, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. ASU No. 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of this update will not have a material effect on the Company’s financial statements.

In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income”. This ASU presents an entity with the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of other comprehensive income along with a total for other comprehensive income and a total amount for comprehensive income. This update eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity. The amendments in this update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU No. 2011-05 is effective for fiscal years beginning on or after

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

December 15, 2011 and will be applied retrospectively. As ASU No. 2011-05 relates only to the presentation of Comprehensive Income, the adoption of this update will not have a material effect on the Company’s financial statements.

In December 2010, the FASB issued ASU No. 2010-29, “Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations—a consensus of the FASB Emerging Issues Task Force (“EITF”).” ASU No. 2010-29 amends accounting guidance concerning disclosure of supplemental pro forma information for business combinations. If an entity presents comparative financial statements, the entity should disclose revenues and earnings of the combined entity as though the business combination that occurred in the current year had occurred as of the beginning of the comparable prior annual reporting period only. The accounting guidance also requires additional disclosures to describe the nature and amount of material, nonrecurring pro forma adjustments. ASU No. 2010-29 is effective for fiscal years beginning on or after December 15, 2010 and will apply prospectively to business combinations completed on or after that date. The future impact of adopting this pronouncement will depend on the future business combinations that the Company may pursue.

In December 2010, the FASB issued ASU No. 2010-28, “Intangibles—Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts”. ASU No. 2010-28 modifies Step 1 of the goodwill impairment test so that for those reporting units with zero or negative carrying amounts, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not based on an assessment of qualitative indicators that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. ASU No. 2010-28 is effective for annual and interim reporting periods beginning after December 15, 2010, and any impairment identified at the time of adoption will be recognized as a cumulative-effect adjustment to beginning retained earnings. The adoption of this pronouncement did not have an impact on the Company’s financial statements.

In January 2010, the FASB issued ASU No. 2010-06, “Improving Disclosures About Fair Value Measurements” (ASU 2010-06), which amends the Fair Value Measurements and Disclosures Topic of the ASC (ASC Topic 820). Among other provisions, ASC Topic 820 establishes a fair value hierarchy that prioritizes the relative reliability of inputs used in fair value measurements. The hierarchy gives highest priority to level 1 inputs that represent unadjusted quoted market prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are directly or indirectly observable inputs other than quoted prices included within level 1. Level 3 inputs are unobservable inputs and have the lowest priority in the hierarchy. This amendment requires new disclosures on the value of, and the reason for, transfers in and out of levels 1 and 2 of the fair value hierarchy and additional disclosures about purchases, sales, issuances and settlements within level 3 fair value measurements. ASU No. 2010-06 also clarifies existing disclosure requirements on levels of disaggregation and about inputs and valuation techniques. ASU No. 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the requirement to provide additional disclosures regarding level 3 measurements which is effective for interim and annual reporting periods beginning after December 15, 2010. The adoption of this update did not have a material effect on the Company’s financial statements.

In October 2009, the FASB issued revenue recognition guidance applicable to multiple-deliverable arrangements, which (1) applies to multiple-deliverable revenue arrangements that contain

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

both software and hardware elements, focusing on determining which revenue arrangements are within the scope of the software recognition guidance; and (2) addresses how to separate consideration in multiple-deliverable arrangements, excluding software arrangements and establishes a hierarchy for determining the selling price of a deliverable. It also eliminates the residual method of allocation by requiring that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method and also significantly expands disclosure requirements. This pronouncement was effective for the Company on January 1, 2011. The adoption of this pronouncement did not have an impact on the Company’s financial statements.

3.	Related Party Transactions

These carve out combined and consolidated financial statements include transactions with related parties. These transactions were conducted on an arm’s length basis.

Any allocations from Norit to the Company during the six months ended June 30, 2011 were made through the date the CPT business was sold by Norit. Subsequent to the sale of the CPT business, all expenses and all assets and liabilities of the Norit Group were recognized in the Carve Out Combined and Consolidated Statement of Operations. No allocations were made for any period subsequent to June 30, 2011.

Prior to the legal reorganization of the Company, Selling, general and administrative expense included allocated corporate costs from Norit of $1,145, $2,781, and $2,614 for the years ended December 31, 2011, 2010, and 2009, respectively. These costs are primarily related to the Norit Group’s corporate managerial and administrative services to the Activated Carbon business, and have been allocated based on relative sales or estimated time incurred by management, where appropriate. Although it is not practicable for the Company to estimate what such costs would have been if it had operated as a separate entity, the Company considers that such allocations have been made on a reasonable basis, but may not necessarily be indicative of the costs of the Activated Carbon business had it operated as a separate entity during the periods presented. Subsequent to June 30, 2011, no further allocations of general and administrative expenses were made due to the consolidated reporting structure of the Company.

The Carve Out Combined and Consolidated Balance Sheets and Carve Out Combined and Consolidated Statements of Operations included an allocation of a portion of the Norit Group’s debt and interest expense. Invested equity of the Company represents the Norit Group’s residual claim on the Activated Carbon business and includes allocations from the Norit Group, settlement of transactions with the Norit Group, and the Activated Carbon business’ cumulative operating results, including other comprehensive income.

As of December 31, 2011 and 2010, receivables from related parties were nil and $44,436, respectively, and payables to related parties were nil and $21,803, respectively. These amounts relate to advances to and from related parties. All receivables from related parties and payables to related parties were settled prior to the Company’s legal reorganization, mainly in connection with the sale of the CPT business by Norit. Changes in receivables from related parties were included in cash flows from the investing activities as these were short term loans made to and collected from related parties. Changes in payables to related parties were included in the cash flows from financing activities as these were short term borrowings from and repaid to related parties.

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

In periods prior to the legal reorganization, the Company has allocated a portion of the outstanding debt and related interest rate swap of the Norit Group to the carve out combined and consolidated financial statements. The debt was allocated based on the net assets (total assets less current liabilities) of the Company relative to the other businesses of the Norit Group. As of December 31, 2010, $149,554 of debt was allocated to the Company. All allocated debt was repaid by Norit during the year ended December 31, 2011.

Shareholder loans totaling $607,057 were recognized within Borrowings in the Carve Out Combined and Consolidated Balance Sheet by the Company, following the CPT sale. The Company anticipated settling these shareholder loans from the proceeds of the sale of the CPT business or by exchanging the loans for equity through the legal reorganization of the Company. As the shareholder loans were neither repaid in full as anticipated following the sale of the CPT business nor extinguished as the proposed reorganization did not occur as originally envisaged, the Company recognized the remainder of these loans in the Consolidated Balance Sheet. As at December 31, 2011, these loans totaled $256,058.

The Company’s Carve Out Combined and Consolidated Statements of Operations also include an allocation of interest expense from the Norit Group of $5,034, $9,196, and $15,173 for the years ended December 31, 2011, 2010, and 2009, respectively. Included in these amounts are allocations for the fair value changes of the Norit Group’s interest rate swaps of gains of $4,612 and $2,507, and a loss of $1,267 for the years ended December 31, 2011, 2010, and 2009, respectively, and amortization (including the write-off) of allocated debt issue costs of $6,470, $1,416, and $1,543 for the years ended December 31, 2011, 2010, and 2009, respectively. These costs are related to Norit’s consolidated interest expense and are allocated based on the allocated debt balances of the Company relative to the other businesses of the Norit Group. In addition, interest was charged on certain receivables from related parties and payables to related parties. For the years ended December 31, 2011, 2010, and 2009, interest charged on such receivables was $365, $598, and $460, respectively, and no interest was incurred on such payables due to the short term nature of these obligations. Subsequent to June 30, 2011, no further allocations of interest were made, as due to the consolidated reporting structure of the Company, debt is held directly by the Company.

During the year ended December 31, 2008, the Company became a 50% partner in a joint venture, Bienfait A.C. J.V., which produces activated carbon. Given the nature of various underlying contractual agreements between the Company, the joint venture partner, and the joint venture, the Company has determined that the joint venture is a variable interest entity and that the Company is the primary beneficiary. Accordingly, the Company has consolidated the joint venture in these carve out combined and consolidated financial statements. The Company’s investment in the joint venture as of December 31, 2011 and 2010 was $37,231 and $38,541, respectively. Total assets of the joint venture were $75,907 as of December 31, 2011, and consisted primarily of property, plant and equipment, net.

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

4.	Trade Receivables, Net

Trade receivables, net, consisted of the following:

	December 31,
	2010	2011
Trade receivables	$39,342	$43,108
Less: Allowance for doubtful accounts	(869)	(741)

Trade receivables, net	$38,473	$42,367

5.	Inventories, Net

Inventories, net, consisted of the following:

	December 31,
	2010	2011
Raw materials	$22,073	$23,230
Packaging and technical materials	17,638	18,467
Work in progress	195	781
Finished Product	76,380	82,450
Inventory allowance	(6,960)	(5,458)

Inventories, net	$109,326	$119,470

The inventory allowance covers slow moving and obsolete inventory.

6.	Other Current Assets

Other current assets consisted of the following:

	December 31,
	2010	2011
Taxes and other social pre-payments	$1,557	$2,651
Unbilled receivables	3,252	904
Prepaid assets	54	959
Other	2,740	3,516

Other current assets	$7,603	$8,030

Taxes and other social pre-payments

Taxes and other social pre-payments are composed of VAT receivables, corporate income taxes and pension pre-payments.

Unbilled receivables

Unbilled receivables consist of revenues earned on customer projects, but not yet billed.

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

Other current receivables

Other current receivables include other assets expected to be recovered within the next fiscal year, including deferred offering expenses.

7.	Property, Plant and Equipment, Net

Property, plant and equipment, net, consisted of the following:

	December 31,
	2010	2011
Land and buildings	$71,168	$78,090
Plant, machinery and equipment	267,753	331,110
Fixed assets under construction	25,833	2,116
Office equipment and other	8,708	9,608

Subtotal	373,462	420,924
Less: Accumulated depreciation	(80,577)	(102,476)

Property, plant and equipment, net	$292,885	$318,448

The increase in property, plant and equipment, net, during the year ended December 31, 2011 was primarily a result of the Company’s construction of additional production facilities in North America.

Depreciation expense for the years ended December 31, 2011, 2010, and 2009 was $24,919, $20,098, $23,371, respectively. Repair and maintenance expenses were $18,480, $19,835, and $18,438 for the years ended December 31, 2011, 2010, and 2009, respectively, and are included in cost of goods sold in the Carve Out Combined and Consolidated Statements of Operations.

Interest costs of $2,602, $709, and $1,490 have been capitalized on assets under construction during and the years ended December 31, 2011, 2010, and 2009, respectively.

Asset retirement obligations

The Company is subject to asset retirement obligations in connection with its U.S. and Canadian operations. The liability results from a legal obligation for the Company to restore property to its original condition. Revisions to the liability could occur due to estimated changes in removal costs, asset retirement costs, useful lives of the related assets or if federal and/or state regulators enact new legislation on the retirement of fixed assets. There were no assets legally restricted for purposes of settling the asset retirement obligations. During the year ended December 31, 2010, the Company revised certain estimates and associated assumptions utilized in determining its asset retirement obligations.

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

Following is a reconciliation of the beginning and ending aggregate carrying amount of the Company’s asset retirement obligations:

	2009	2010	2011
Balance at January 1,	$1,182	$1,652	$2,592
Accretion expense	51	40	42
Additions made during the year	540	859	521
Payments made during the year	(142)	—	—
Impact of exchange rates	21	41	(22)

Ending Balance	$1,652	$2,592	$3,133

8.	Goodwill and Intangible Assets, Net

Goodwill

Goodwill has been allocated to the Company and relates to purchase accounting for the Acquisition, which has been pushed down to the carve out combined and consolidated financial statements. The changes in the carrying value of goodwill by segment for the years ended December 31, 2011, 2010 and 2009 are as follows:

	NA	EAPA	Total
Balance as of January 1, 2009	$86,969	$71,088	$158,057
Additions	433	433	866
Impact of exchange rates	—	2,019	2,019

Balance as of December 31, 2009	$87,402	$73,540	160,942
Impact of exchange rates	—	(5,234)	(5,234)

Balance as of December 31, 2010	$87,402	$68,306	155,708
Impact of exchange rates	—	(2,258)	(2,258)

Balance as of December 31, 2011	$87,402	$66,048	153,450

During the year ended December 31, 2009, Norit made a payment to former shareholders relating to the Acquisition, which has been allocated to the Company, on the same basis as the original goodwill allocation, and has been recorded as goodwill.

No impairments of goodwill have been recognized since the Acquisition.

Technology, trade names and customer relationships

These intangible assets are specific to the Company and have been allocated from the Acquisition. The trade names have an indefinite useful life, given the strength and durability of the brand and the level of marketing support. The trade names are in stable and profitable market sectors, with similar risk profiles, and their size, diversification and market share mean that the risk of market-related factors causing a shortening of the brands’ lives is considered to be relatively low.

The Company is not aware of any material legal, regulatory, contractual, competitive, economic or other factor that could limit their useful lives of the trade names. Accordingly, they are not amortized. Each trade name is tested annually for impairment.

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

The following is a summary of the Company’s identifiable intangible assets:

	December 31,
	2010	2011
Customer relationships	$44,176	$44,176
Technology	52,936	51,842
Trade names	19,260	18,870
Other	5,090	7,676

Subtotal	121,462	122,564
Less: Accumulated amortization - Customer relationships	(8,139)	(10,464)
Less: Accumulated amortization - Technology	(18,585)	(23,389)

Intangible assets, net	$94,738	$88,711

No impairments of intangible assets have been recognized since the Acquisition.

For the years ended December 31, 2011, 2010 and 2009, the Company recognized $7,755, $7,590, and $7,728, respectively, of amortization expense related to intangible assets. The customer relationships and technology have average remaining estimated useful lives of approximately 14 and 5 years, respectively, as of December 31, 2011.

Other intangibles relate to development rights not yet put in service.

Based on the amount of intangible assets subject to amortization as of December 31, 2011, the estimated annual amortization expense for each of the next five years from 2012 through 2016 approximates $8,061.

9.	Investments

The following table reflects the Company’s ownership percentage at December 31, 2011, and balances of equity method investments as of December 31, 2011 and 2010, respectively:

		Investment balance
	Ownership percentage	December 31,
		2010	2011
Clarimex S.A. de C.V.	49%	$7,354	$6,749

Clarimex S.A. de C.V. produces a wide range of activated carbon based on different raw materials activated with phosphoric acid or with steam. Clarimex is based in Mexico and has operations in Mexico and Brazil. The Company received dividends from Clarimex of $1,085 and $1,166 during the years ended December 31, 2011 and 2010, respectively.

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

10.	Other Non-Current Assets

Other non-current assets consist of the following:

	December 31,
	2010	2011
Deferred finance costs	$6,470	$11,147
Pension plans in net asset positions	5,994	2,852

	$12,464	$13,999

Deferred finance costs

Deferred finance costs are amortized over the life of the borrowings and are recorded in interest expense, net. In conjunction with the Company’s debt settlement in May 2011, $6,470 of deferred finance costs related to certain borrowings were written off to interest expense in the Carve Out Combined and Consolidated Statement of Operations during the year ended December 31, 2011. In conjunction with the Company’s 2011 credit facility, deferred finance costs of $13,548 were capitalized and will be amortized over the life of the credit facility.

Pension plan in net asset positions

Pension plans in net asset positions comprise the Company’s employee benefit plans that are in a net asset position. Refer to Note 14 for additional information on the pension plans.

11.	Other Current Liabilities and Accruals

Other current liabilities and accruals consist of the following:

	December 31,
	2010	2011
Accrued employee benefits	$6,897	$6,172
Accrued interest	601	2,754
Corporate, social and other taxes	7,379	9,573
Fair value of current derivatives	160	—
Current portion of long term provisions	369	1,400
Deferred payment land acquisition	4,500	—
Other	5,887	6,038

	$25,793	$25,937

Accrued employee benefits

Accrued employee benefits consist of accruals for payroll, vacation, overtime, holidays and bonuses for the employees of the Company.

Accrued interest

Accrued interest relates to interest accrued on certain of the Company’s debt and other bank fees.

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

Corporate, social and other taxes

Corporate, social and other taxes represent obligations of the Company related primarily to the fiscal authorities, wage taxes, VAT payments, taxes on social benefits, and other required payments.

Accrued invoices

Accrued invoices represent amounts accrued for services and goods provided to the Company, that have not yet been invoiced.

Fair value of derivatives

The Company utilizes forward exchange contracts to limit the exposure of exchange rate fluctuations on certain foreign currency receivables, payables, and other known and forecasted transactional exposures for periods consistent with the expected cash flow of the underlying transactions. These contracts generally mature within twelve months and are designed to limit exposure to exchange rate fluctuations.

The Company does not apply hedge accounting treatment to these derivative instruments and recorded gains of $154 and $375, and a loss of $327 in interest expense, net, for the years ended December 31, 2011, 2010, and 2009, respectively.

Current portion of provisions

This represents the current portion of the provisions. Refer to Note 12 for additional information on the provisions.

Deferred payment land acquisition

The deferred payment land acquisition pertains to land acquired during the year ending December 31, 2010 for which payment was deferred until the year ending December 31, 2011.

Other

The other amounts relate to various accruals that are expected to be paid over the next fiscal year.

12.	Other Non-Current Provisions

Other non-current provisions consisted of the following:

	December 31,
	2010	2011
Reorganization provision	$1,295	$2,143
Asset retirement obligations	2,592	3,133
Deferred gain	852	731

Total	4,739	6,007
Less: current portion of provisions	(369)	(1,400)

	$4,370	$4,607

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

Reorganization provision

The reorganization provision for the years ending December 31, 2011 and 2010 relates to the Company’s EAPA segment, and represents continuing payments required to be made to employees who were terminated in conjunction with a one-time restructuring plan. All employees were terminated prior to 2007.

During the year ended December 31, 2011, the Company recorded a one-time restructuring provision totaling $1,908 related to certain administrative employees that have provided services to both the North America and EAPA segments. This expense recorded in the year ended December 31, 2011 relates to employees who have been terminated by the Company as of June 30, 2011, and who have no future obligation to provide services to the Company. The Company has also communicated to other employees that they will be terminated within the next 12 months and will receive a one-time restructuring benefit payment by a certain date. As these employees were required to provide services to the Company through December 31, 2011, the provision associated with these employees will be recognized over their remaining service period. All amounts for this restructuring provision are expected to be paid within the next twelve months.

The change in the reorganization provision for the periods presented is as follows:

	2009	2010	2011
Balance at January 1,	$1,730	$1,637	$1,295
Restructuring expense	189	208	1,908
Payments made during the year	(358)	(432)	(950)
Impact of exchange rates	76	(118)	(110)

Balance at period end	$1,637	$1,295	$2,143

Asset retirement obligations

The asset retirement obligations relate to restoration requirements within the Company’s U.S. and Canadian operations. Refer to Note 7 for further information.

Deferred gain

The Company has deferred the gain recognition on a sale-leaseback transaction, involving certain equipment, which was entered into during the year ended December 31, 2009. Since the Company will continue to use the equipment for a substantial period, the gain will be recognized over eight years beginning in the year ended December 31, 2009.

13.	Borrowings

Prior to June 30, 2011, Norit allocated a portion of the outstanding debt and related interest rate swap to the carve out combined and consolidated financial statements. The debt and related interest rate swap have been allocated based on the net assets of the Activated Carbon business relative to the other businesses of the Norit Group.

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

As of June 30, 2011, following a legal reorganization of the Company, no further allocations of debt have been made. The outstanding debt of the Company as of December 31, 2011 on the Carve Out Combined and Consolidated Balance Sheet, including shareholder loans that were recognized pursuant to SEC reporting rules, represents obligations of the Company.

The following amounts were outstanding as of the dates presented:

	December 31,
	2010	2011
Bank loan	$106,124	$—
Allocated from the Norit Group	141,211	—
2011 credit facility	—	356,105
Shareholder loans	—	256,058
Fair value of interest rate swap and other derivatives	8,343	677
Bank overdrafts	17,420	6,597

Total	273,098	619,437
Less: bank overdrafts and current portion of borrowings	(25,466)	(10,876)

Total non-current borrowings	$247,632	$608,561

Bank loan

The bank loan of the Company matured in various periods through 2016, requiring periodic payments until then, and was syndicated by various banks. The interest rate on the bank loan was periodically determined based on EURIBOR plus a spread, and averaged 3.3% for the years ended December 31, 2011 and 2010. The Activated Carbon business had pledged substantially all trade accounts receivables, property, plant and equipment and inventories to secure this loan. In addition there were cross guarantees provided by various Norit Group entities, including Activated Carbon business entities. This loan was repaid in full in May 2011 and all related pledges and guarantees were released.

Allocated from the Norit Group

Until May 2011, debt was allocated to the Activated Carbon business based on net assets relative to other businesses of the Norit Group. The Activated Carbon business had been partially financed through transactions with the Norit Group since the Acquisition and accordingly, for the purposes of these carve out combined and consolidated financial statements, a portion of the Norit Group’s debt had been allocated to the Activated Carbon business. The loan allocated from the Norit Group matured in 2016, requiring periodic payments until then. The Activated Carbon business had pledged substantially all trade accounts receivables, property, plant and equipment and inventories to secure this loan. In addition there were cross guarantees provided by various Norit Group entities, including Activated Carbon business entities. This loan was repaid in full during the year ended December 31, 2011 and all related pledges and guarantees were released.

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

2011 credit facility

On July 8, 2011, the Company entered into a credit agreement governing new senior secured credit facilities, consisting of:

•	a €75 million six-year senior secured Euro denominated term loan facility (the “Euro term loan facility”);

•	a $260 million six-year senior secured U.S. dollar denominated term loan facility (the “USD term loan facility” and, together with the Euro term loan facility, the “term loan facilities”); and

•	a $50 million five-year senior secured revolving credit facility (the “revolving facility”).

The loans under the revolving facility may be denominated in either U.S. dollars or Euros and bear interest at an annual rate which, at the Company’s option, can be either:

•	a base rate plus a margin initially of 4.25% with respect to loans denominated in U.S. dollars; or

•	the LIBOR rate or, with respect to loans denominated in Euros, EURIBOR rate, in any case, plus a margin initially of 5.25%.

The loans under the term loan facilities bear interest at an annual rate which, at the Company’s option, can be either:

•	a base rate plus a margin of 4.25%; or

•	the LIBOR rate or, with respect to loans denominated in Euros, EURIBOR rate, in any case, such rate not to be less than 1.50% per annum, plus a margin of 5.25%.

All borrowings under the revolving facility and the term loan facilities are required to be repaid on the final maturity date of each such facility. The term loan facilities amortize in quarterly installments of 0.25% of the original principal of the term loan.

The obligations and guarantees under the 2011 credit facility are secured by a first-priority security interest in substantially all of the assets of the Company.

The 2011 credit facility requires to the Company to maintain a total net leverage level (net of up to $35 million in unrestricted cash) of not more than 5.00 to 1.00, with the maximum allowable level to be reduced periodically during the term of the credit facility.

In addition, the 2011 credit facility contains customary representations and warranties and affirmative and negative covenants that, among other things, restrict the ability of the Company (a) to incur additional indebtedness, (b) to pay dividends or distributions, prepay certain indebtedness or make other restricted payments, (c) to create or incur certain liens, (d) to enter into business combinations, undergo other fundamental changes or divest assets (including interests in subsidiaries), (e) to make investments or loans, (f) to enter into transactions with affiliates or equity holders, (g) to engage in sale and leaseback transactions, and (h) to make certain amendments to their organizational documents, subject in each case to certain limitations, exceptions or excluded amounts.

The Company was in compliance with all of the 2011 credit facility covenants as of December 31, 2011.

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

Shareholder loans

Shareholder loans totaling $607,057 were recognized within Borrowings in the Carve Out Combined and Consolidated Balance Sheet by the Company, following the CPT sale. These shareholder loans were recognized pursuant to SEC reporting rules and represent obligations of the Company. The Company anticipated settling these shareholder loans from the proceeds of the sale of the CPT business or by exchanging the loans for equity during the legal reorganization of the Company. As the shareholder loans were neither repaid in full as anticipated following the CPT sale, nor extinguished as the proposed reorganization did not occur as originally envisaged, the Company recognized the remainder of these loans in the Consolidated Balance Sheet. As at December 31, 2011, these loans totaled $256,058.

As of December 31, 2011, the shareholder loans were composed of $223,218 of Cumulative Preferred Equity Certificates (“PECs”) and $32,840 of Cumulative Preferred Shares. Although the substance of these instruments is similar to an “equity” investment, the underlying terms of the instruments require, or in substance require, that the instruments be mandatorily redeemed at a date certain time in a future period. Accordingly, for accounting purposes these instruments have been classified as debt as of December 31, 2011 in the Carve Out Combined and Consolidated Balance Sheet. Consistent with this classification, any accretion on these instruments has been included within interest expense, net in the Carve Out Combined and Consolidated Statement of Operations.

Interest accrues on these loans at approximately 15% per annum. Interest expense on the PECs is not fully tax deductible and interest expense on the Cumulative Preferred Shares is not tax deductible.

The shareholder loans are not convertible into ordinary shares pursuant to the terms of the shareholder loans.

Other third party debt

During March 2011, the Company borrowed $18,000 through an external bank loan, which was repaid in full during the year ended December 31, 2011 and all related pledges and guarantees were released.

Fair value of interest rate swap

The Activated Carbon business has historically been allocated a portion of the Norit Group’s interest rate swap, which is used to limit the exposure of interest rate fluctuations on borrowings. The notional amount of the swap allocated was $147,125 as of December 31, 2010. The Norit Group has used the swap to fix the exposure to interest rates on the outstanding and allocated debt, and did not apply hedge accounting to the interest rate swap. The swap was settled during the year ended December 31, 2011. The Company recorded gains in the amount of $4,612 and $2,507, and a loss of $1,267 for the years ended December 31, 2011, 2010, and 2009, respectively.

In December 2011, the Company entered into an interest rate swap, which is used to limit the exposure of interest rate fluctuations on a portion of the 2011 credit facility. The instrument swaps a floating interest rate for a fixed interest rate, effectively limiting the Company’s interest rate exposure. The notional amount of the swap is $190,000 with the term ending on December 31, 2014. The Company did not apply hedge accounting to the interest rate swap and recorded a loss in relation to this swap in the amount of $283 for the year ended December 31, 2011.

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

Bank overdrafts

Bank overdrafts, if any, have been included as short-term borrowings.

Interest expense, net

The Activated Carbon business’ interest expense, net, for the years ended December 31, 2011, 2010, and 2009 was $86,132, $11,190, and $20,227, respectively.

Historically, interest expense was allocated to the Activated Carbon business from the Norit Group, principally based on the allocated debt levels relative to other businesses of the Norit Group and was $5,034, $9,196, and $15,173 for the years ended December 31, 2011, 2010, and 2009, respectively. Included in these amounts are allocations for the fair value changes of the Norit Group’s interest rate swaps which were gains of $4,612 and $2,507 and a loss of $1,267 for the years ended December 31, 2011, 2010, and 2009, respectively, and amortization (including the write-off) of debt issue costs of $6,470, $1,416, $1,543 for the years ended December 31, 2011, 2010, and 2009, respectively.

In addition to the allocated interest expense, during the year ended December 31, 2011, interest expense totaling $33,023 and $12,763 was recognized on the shareholder loans and the 2011 credit facility, respectively. Furthermore, during the year ended December 31, 2011, the Company recognized a foreign exchange loss of $27,537 on the U.S. dollar denominated term loan facility that is part of the 2011 credit facility and for which the borrower is a subsidiary of the Company with a Euro functional currency.

The following provides a summary of interest expense, net:

	2009	2010	2011
Interest income
Interest from banks	$235	$44	$57
Interest from affiliates	460	598	365
Foreign exchange differences	529	1,483	1,151

Total interest income	1,224	2,125	1,573
Interest expense
Interest to banks	(5,453)	(2,914)	(22,053)
Interest allocated from the Norit Group	(13,906)	(11,703)	(9,646)
Interest on shareholder loan	—	—	(33,023)
Foreign exchange differences	—	—	(30,342)
Interest rate swap allocated from the Norit Group	(1,669)	(1,344)	4,612
Interest rate swap on 2011 credit facility	(1,267)	2,507	(285)
Other	(646)	(570)	430

Total interest expense	(22,941)	(14,024)	(90,307)

Less: Interest capitalized on assets under construction	1,490	709	2,602

Interest expense, net	$(20,227)	$(11,190)	$(86,132)

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

14.	Pension Obligations

Defined contribution plans

The Company sponsors certain defined contribution plans covering certain employees. Expenses associated with such plans were $2,614, $2,589, and $1,597 for the years ended December 31, 2011, 2010, and 2009, respectively.

Defined benefit plans

The Company also sponsors defined benefit plans covering certain employees.

For pension plans with accumulated benefit obligations (ABO) that exceed plan assets, the projected benefit obligation (PBO), ABO and fair value of plan assets of those plans were $33,263, $33,263 and $25,191 , respectively, as of December 31, 2011, $29,850, $29,851 and $25,929, respectively, as of December 31, 2010, and $27,123, $27,123 and $23,233,respectively, as of December 31, 2009. During the year ended December 31, 2011, total employer and employee contributions to the defined benefit plans were $4,506, of which $3,238 were contributions made by the Company. The Company expects to contribute approximately $3,277 in cash to its defined benefit plans during the year ended December 31, 2012. Projected benefit payments from the plans as of December 31, 2011 are estimated as follows:

2012	7,110
2013	7,548
2014	7,966
2015	8,426
2016	8,766
2017-2021	47,429

U.S. GAAP provides that a defined contribution plan is any arrangement that provides benefits in return for services rendered, establishes an individual account for each participant, and specifies how recurring periodic contributions to the individual’s account are to be determined. Moreover, the benefits a participant in a defined contribution plan will receive depend solely on the amount contributed to the participant’s account, the return earned on those contributions, and forfeitures of other participants’ benefits that may be allocated to the remaining participant accounts. Any plan not meeting this definition is considered to be a defined benefit plan.

The Company’s pension plan in The Netherlands is a collective defined contribution plan, where the actuarial risks related to the plan are not those of the Company. Under this plan, plan benefits are adjusted taking into account the available assets. This is in contrast with the more typical defined benefit plan approach where the focus is on adjusting the level of contributions to ensure that sufficient assets will be available to meet the promised benefits. Employer future contributions are fixed as a percentage of earnings. Indexation of accrued benefits is conditional such that indexation in any given year may be reduced or eliminated as determined by the board of the pension fund. The accrual rate is not seen as a fixed element in the plan design, but may be reduced in future years. The fixed employer contribution is at a level that is expected to cover the accruing benefits. As a further mechanism for adjusting the value of plan liabilities, the plan may permit accrued benefits to be reduced. U.S. GAAP specifically prescribes that a defined contribution plan provide an individual account for each

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

participant. As the Dutch plan does not provide such individual accounts per participant as it is a collective defined contribution plan, under U.S. GAAP it is accounted for as a defined benefit plan. For the years ended December 31, 2011, 2010, and 2009, a reduction, a reduction, and an increase, before taxes, in other comprehensive income of $5,896, $6,980, and $13,927, respectively, was incurred as a result of this plan.

Postretirement medical plans

The Company provides medical benefits to certain of its current workforce and retirees; however, this plan is closed for employees who retired after December 2005. In August 2007, all entitlements of non-active former employees covered by Medicare were revoked. At the beginning of 2008, the decision was made to discontinue grandfathering the spouses of non-active former employees who turned 65 until they reach the age of 65. These changes were accounted for as curtailments in the respective years. The entitlement to these benefits is usually conditional on the employee remaining in service up to retirement age and the completion of a minimum service period. The expected cost of these benefits is accrued over the period of employment using the same accounting methodology as used for defined benefit plans. Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are treated like pension obligations as described above. These obligations are valued annually.

The accumulated postretirement benefit obligation (APBO) for pre-65 and post-65 year old employees as of December 31, 2011 was determined using assumed medical care cost trend rates of 8.0% and 8.0%, respectively, with both rates decreasing to 4.5%. To illustrate, a one percentage point increase in the assumed health care cost trend rate would have increased the accumulated benefit obligation by $35 at December 31, 2011 and the sum of the service and interest costs for the year ended December 31, 2011 by $1. A one percentage point decrease in the assumed health care cost trend rate would have decreased the accumulated benefit obligation by $34 at December 31, 2011 and the sum of the service and interest costs by $1 for the year ended December 31, 2011.

The Company expects to contribute approximately $600 in cash to its postretirement health and other benefit plans in the year ending December 31, 2012. Projected benefit payments from the plans as of December 31, 2011 are estimated as follows:

2012	600
2013	480
2014	390
2015	330
2016	280
2017-2021	290

In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Act) for employers sponsoring postretirement health care plans that provide prescription drug benefits. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans providing a benefit that is at least actuarially equivalent to Medicare Part D.1. Under the Act, the Medicare subsidy amount is received directly by the plan sponsor and not the related plan. Further, the plan sponsor is not required to use the subsidy amount to fund postretirement benefits and may use the subsidy for any valid business purpose. The Activated Carbon business has not received any subsidies under this plan.

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

The following table provides a reconciliation of changes in the pension plan benefit obligations, medical plan obligations, and the fair value of assets for the years ended December 31, 2011, 2010 and 2009, and the funded status as of December 31, 2011, 2010 and 2009:

	Pension						Postretirement Medical Plan
	Netherlands’ Plans			Non-Netherlands’ Plans
	2009	2010	2011	2009	2010	2011	2009	2010	2011
Accumulated Benefit Obligation	101,959	106,293	105,733	42,940	46,038	50,714	3,379	3,038	2,256
Change in Project Benefit Obligations
Projected benefit obligations at January 1	$102,592	$104,291	$108,725	$39,807	$42,940	$46,037	$4,348	$3,379	$3,042
Service cost	1,233	1,195	1,490	181	136	247	—	—	—
Interest cost	5,667	5,890	5,921	2,354	2,347	2,394	187	111	77
Actuarial loss (gain)	(4,220)	8,640	446	1,628	4,265	4,545	(795)	(197)	(632)
Benefits paid	(4,746)	(4,462)	(4,998)	(2,495)	(2,413)	(2,420)	(361)	(251)	(228)
Employee contributions	1,403	969	1,268	—	—	—	—	—	—
Curtailment	—	—	—	—	—	—	—	—	—
Other	(525)	(496)	(437)	—	(559)	—	—	—	—
Impact of exchange rates	2,887	(7,302)	(3,852)	1,465	(679)	(89)	—	—	(3)

Project benefit obligations at December 31	104,291	108,725	108,563	42,940	46,037	50,714	3,379	3,042	2,256

Change in Plan Assets
Fair value of plan assets at January 1	97,363	114,104	112,699	37,630	41,143	44,139	—	—	—
Actual return on plan assets	14,546	8,270	(1,244)	3,669	4,585	3,332	—	—	—
Employer contributions	2,785	2,368	2,668	580	1,592	570	361	251	228
Employee contributions	1,403	969	1,268	—	—	—	—	—	—
Net benefits paid	(4,746)	(4,462)	(4,998)	(2,495)	(2,413)	(2,420)	(361)	(251)	(228)
Other	(524)	(496)	(437)	—	—	—	—	—	—
Impact of exchange rates	3,277	(8,054)	(3,535)	1,759	(768)	(127)	—	—	—

Fair value of plan assets at December 31	114,104	112,699	106,421	41,143	44,139	45,494	—	—	—

Funded status at December 31	$9,813	$3,974	$(2,142)	$(1,797)	$(1,898)	$(5,220)	$(3,379)	$(3,042)	$(2,256)

Amounts recognized in the Balance Sheet
Prepaid benefit cost	9,813	3,974	—	2,089	2,020	2,852	—	—	—
Pension and medical obligations	—	—	(2,140)	(3,886)	(3,918)	(8,072)	(3,379)	(3,042)	(2,256)

Weighted average assumptions
Discount rate	6.00%	5.35%	4.90%	5.7%-6.8%	5.3%	4.4%-4.7%	3.87%	3.10%	3.17%
Rate of compensation increase	3.00%	3.00%	3.00%	n/a	n/a	n/a	n/a	n/a	n/a

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

Plan assets and obligations are determined based on a December 31 measurement date for all of the pension and postretirement medical plans in which employees of the Company participate.

The amounts in accumulated other comprehensive income on the Carve Out Combined and Consolidated Balance Sheets, exclusive of tax impacts, that have not yet been recognized as components of net periodic benefit cost at December 31, 2011 are as follows:

	Pension	Postretirement Medical Plan
Accumulated prior service cost	$(517)	$—
Accumulated net actuarial loss (gain)	29,595	(1,557)

Net amount recognized, before income taxes	$29,078	$(1,557)

The amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit cost over the next fiscal year are as follows:

	Pension	Postretirement Medical Plan
Amortization of:
Accumulated prior service cost	$45	$—
Accumulated net actuarial loss (gain)	517	214

Total	$562	$214

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

The following table provides the components of net periodic benefit cost of the plans for the years ended December 31:

	Pension
	Netherlands’ plans			Non-Netherlands’ Plans			Post-retirement medical
	2009	2010	2011	2009	2010	2011	2009	2010	2011
Components of net periodic benefit costs:
Service cost	$1,233	$1,195	$1,490	$181	$136	$247	$—	$—	$—
Interest cost	5,667	5,890	5,921	2,354	2,347	2,394	187	111	77
Expected return on plan assets	(5,956)	(5,330)	(5,122)	(2,022)	(2,211)	(2,389)	—	—	—
Amortization of actuarial loss (gain)	1,114	125	474	(7)	—	43	(250)	(209)	(214)
Curtailment	—	—	—	—	—	(45)	—	—	—

Net periodic benefit cost (income)	$2,058	$1,880	$2,763	$506	$272	$250	$(63)	$(98)	$(137)
Expense assumptions
Discount rate	5.7%	5.4%	5.4%	5.6%-6.2%	5.7%-5.8%	5.3%	6.2%	3.9%	3.1%
Expected return on plan assets	6.2%	4.4%	4.4%	4.4%-6.3%	4.7%-6.3%	4.4%-6.3%	6.3%	n/a	N/A
Rate of compensation increase	3.0%	3.0%	3.0%	n/a	n/a	N/A	n/a	n/a	N/A

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

The Company’s investment policies employ an approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The investment portfolio primarily contains a diversified blend of equity and fixed-income investments. Equity investments are diversified across domestic and non-domestic companies, as well as growth, value, and small to large capitalization companies. Fixed income investments include corporate and government issues, with short-, mid- and long-term maturities, with a focus on investment grade at the time of purchase. Investment and market risks are measured and monitored on an ongoing basis through regular investment portfolio reviews, annual liability measurements and periodic asset/liability studies.

The Company’s actual asset allocations are in line with target allocations. The Company rebalances asset allocations monthly, or as appropriate, in order to stay within a range of allocation for each asset category. No changes in the long-term target allocations have been made during the years ending December 31, 2011 and 2010.

The fair value of the Company’s pension plan assets as of December 31, 2011, by asset category, are as follows:

	Pension plans
	Fair value measurements at December 31, 2011
	Total	Level 1	Level 2	Level 3
Asset category:
Cash	$3,988	$3,988	$—	$—
Equity securities
Euro zone	26,028	25,318	710	—
Global	19,720	17,601	2,119	—
Fixed income securities
Government—Euro zone	75,622	75,622	—	—
Government—Global	—	—	—	—
Corporate bonds	26,493	16,856	9,637	—
Other	64	64	—	—

Total	$151,915	$139,449	$12,466	$—

The discount rates that the Company uses to determine pension obligations for its plans are based on a review of long-term bonds that receive one of the two highest ratings given by a recognized rating agency. The Company reviews its discount rates used to measure its pension obligations on annual basis and adjusts the discount rates as appropriate. Increases and decreases in the underlying discount rate have the impact of decreasing and increasing, respectively, the Company’s pension obligations.

The expected long-term rate of return on plan assets reflects the Company’s expectations of long-term average rates of return on funds invested to provide for benefits included in the projected benefit obligations. The expected return is based on the outlook for inflation and for returns in multiple asset classes, while also considering historical returns, asset allocation and investment strategy. The Company’s approach has emphasized the long-term nature of the return estimate such that the return assumption is not changed unless there are fundamental changes in capital markets that affect the

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

company’s expectations for returns over an extended period of time. Since return premiums over inflation and total returns for major asset classes vary widely even over ten-year periods, recent history is not necessarily indicative of long-term future expected returns. The company’s systematic methodology for determining the long-term rate of return for the company’s investment strategies supports the long-term expected return assumptions. After considering the general economic environment over the past several years, as well as considering the recent and expected market performance in the future, the Company has amended the expected return on assets as deemed necessary during the three years ended December 31, 2011.

15.	Income Taxes

Prior to the legal reorganization, certain Activated Carbon entities did not file separate tax returns as they were included in the consolidated tax reporting of other Norit entities, within the respective entity’s tax jurisdiction. Accordingly, the income tax provision included in these carve out combined and consolidated financial statements was calculated using a method consistent with a separate return basis, as if the Activated Carbon business had been a separate taxpayer. As of December 31, 2011, all amounts related to the Company’s tax positions are recognized on the Carve Out Combined and Consolidated Balance Sheet. Income taxes are accounted for under the asset and liability method.

In the jurisdictions where the Activated Carbon business entities were included in the consolidated tax reporting of other Norit entities, the current tax payable or tax receivable of the Activated Carbon business represents the income tax to be paid or to be received from the respective country’s tax holding company of the Norit Group. For the purpose of these carve out combined and consolidated financial statements, it was assumed that only the current year was outstanding. For the years ended December 31, 2010, and 2009, the income tax payable of the Dutch entities of the Activated Carbon business of $7,022, and $10,148, respectively, is included within movements in Parent’s investment, net, in the Carve Out Combined and Consolidated Statements of Invested Equity.

The domestic and foreign components of income before income taxes for the years ended December 31, are as follows:

	2009	2010	2011
The Netherlands	$11,855	$13,800	$(65,744)
Foreign	6,342	18,299	66,948

Total income before income taxes	$18,197	$32,099	$1,204

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

Income tax expense (benefit) consists of the following components for the years ended December 31:

	2009	2010	2011
Current tax expense
The Netherlands	$10,148	$7,022	$—
Foreign	1,846	1,825	7,409

Total	11,994	8,847	7,409
Deferred tax expense (benefit)
The Netherlands	(7,606)	(3,119)	(15,111)
Foreign	2,651	4,895	14,618

Total	(4,955)	1,776	(493)

Total income tax expense	$7,039	$10,623	$6,916

The following table summarizes the principal components of deferred tax assets and liabilities of the Company at December 31:

	2010	2011

Deferred income tax assets:
Pension liabilities	$1,074	$3,613
Net operating loss carry forwards	4,113	63,672
Other	2,069	7,844

Gross deferred tax assets	7,256	75,129
Valuation allowance	—	—

Deferred income tax assets	7,256	75,129
Deferred income tax liabilities:
Property, plant and equipment	(25,893)	(48,720)
Intangible assets	(29,520)	(26,880)
Other	(1,975)	(4,519)

Deferred income tax liabilities	(57,388)	(80,119)

Net deferred income tax liabilities	$(50,132)	$(4,990)

Deferred income tax assets and liabilities are classified in the Carve Out Combined and Consolidated Balance Sheets as follows:

	2010	2011
Current assets	$231	$6,957
Non-current assets	30	48,326
Current liabilities	(322)	(1,917)
Non-current liabilities	(50,071)	(58,356)

	$(50,132)	$(4,990)

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

A reconciliation of income tax expense (benefit) computed using The Netherlands statutory tax rate to the Company’s income tax expense (benefit) is as follows for the years ended December 31:

	2009		2010		2011
	Amount	Percent	Amount	Percent	Amount	Percent
Income tax expense (benefit) calculated at The Netherlands statutory rate	$4,640	25.5%	$8,186	25.5%	$301	25.0%
State tax rates in the United States	1,604	8.8%	389	1.2%	1,350	112.1%
Foreign tax rate differentials	515	2.8%	1,370	4.3%	5,013	416.4%
Tax exempt income	(303)	-1.7%	—	0.0%	—	0.0%
Non-deductible interest on shareholder loans	—	0.0%	—	0.0%	2,569	213.4%
Other permanent differences	262	1.4%	23	0.1%	(34)	-2.8%
Foreign tax credit	—	0.0%	—	0.0%	(760)	-63.1%
Prior periods	—	0.0%	822	2.6%	(883)	-73.3%
Change in tax rates	—	0.0%	—	0.0%	(684)	-56.8%
Other	321	1.8%	(167)	-0.5%	44	3.7%

Total income tax expense	$7,039	38.7%	$10,623	33.1%	$6,916	574.4%

All percentages are calculated as a percentage of pretax income for each respective year.

During the year ended December 31, 2011, the effective tax rate for the Company was 574.4% versus 33.1% for the year ended December 31, 2010. The increase in the effective rate from the prior period was primarily due to the limited tax deductibility of the interest expense on the shareholder loans that were included in the Carve Out Combined and Consolidated Statement of Operations during the year ended December 31, 2011, and an increase in income generated in jurisdictions with higher tax rates compared to the prior period.

State tax rates in the United States

During the years ended December 31, 2011, 2010, and 2009 the state tax rates increased the tax expense by $1,350, $389, and $1,604, respectively. The increase in the state tax rates in 2009 was mainly due to the Company’s expansion of activity into states with higher state tax apportionments.

At December 31, 2011, the Company had approximately $251,045 in unused operating loss carryforwards that pertain primarily to The Netherlands. The expiration of these unused operating loss carryforwards is as follows:

2012	$—
2013	—
2014	—
2015	—
2016	—
2017 and thereafter	250,746
Indefinite	299

Total unused operating loss carry forwards	$251,045

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

During the year ended December 31, 2011, following the Company’s legal reorganization, deferred tax assets relating to net operating losses approximating $45,000 were contributed to the Company. These deferred tax assets, which are incremental to the $4,832 of deferred tax assets relating to the Company’s net operating loss carryforwards existing as of December 31, 2011, were historically excluded from the carve out combined financial statements under the separate return method. These deferred tax assets will be available for the Company’s benefit in future periods, and begin to expire in 2017 and thereafter.

No provision is made for deferred taxes on the undistributed earnings of foreign subsidiaries because those earnings either can be remitted tax free or are indefinitely reinvested for the continuing operations of those subsidiaries in the overseas jurisdictions. In addition, it is not practicable to estimate the amount of additional taxes that might be payable on such undistributed earnings.

The Company is required to assess the realization of its deferred tax assets and the need for a valuation allowance. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

Based upon scheduling of existing taxable temporary differences and projections for future taxable income over the periods in which the deferred tax assets are deductible, the Company believes it is more likely than not that the Company will realize the benefit of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

The Company has determined that it had no liability for unrecognized tax benefits and related interest and penalties that, if recognized, would affect the effective tax rate of the Company. In addition, the Company does not expect the amount of unrecognized tax benefits to change significantly within the next 12 months.

Historically, certain of the Dutch entities in the Activated Carbon business have been included within the tax filings of other Norit Group entities in The Netherlands. The open tax years disclosed for The Netherlands below relate to the filings of these other Norit Group entities, which include the Company. As of December 31, 2011, the tax years that remain subject to examination by major tax jurisdictions include:

Jurisdiction	Years
United States	2007-2011
The Netherlands	2011
United Kingdom	2008-2011
Italy	2006-2011

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

16.	Invested and Shareholders’ Equity

As a direct ownership relationship did not exist among the various entities comprising the Activated Carbon business prior to the June 30, 2011 legal reorganization of the Company, Norit’s investments in and advances to the Activated Carbon business represent the Norit Group’s interest in the recorded net assets of the Activated Carbon business, and are shown as Parent company investment in lieu of shareholder’s equity in the carve out combined and consolidated financial statements. Prior to the legal reorganization, net income (loss) of the Activated Carbon business forms part of Parent company investment. The effects of equity transactions prior to the legal reorganization are included in Parent Company Investment in the accompanying carve out combined and consolidated financial statements.

The movements in Parent company investment, net, consist of the following:

	As of December 31,
	2009	2010	2011
Interest expense allocations from Norit	$15,173	$9,196	$5,034
Tax transactions with Norit	10,148	7,022	—
Overhead allocations from Norit	2,614	2,781	1,145
Settlement of allocated bank debt	—	—	259,223
Assumption of shareholder loans	—	—	(607,057)
Contribution of net operating loss carryforwards	—	—	45,000
Other transactions with Norit	38,352	7,228	(10,084)

Total for the periods ended December 31	$66,287	$26,227	$(306,739)

Other transactions with Norit consist mainly of changes in the funding provided by Norit to the Company. The funding in 2010 and 2009 is primarily a result of the Company’s construction of additional production sites in North America. Other transactions during the six month period ending June 30, 2011 include approximately $45,000 of deferred tax assets contributed to the Company.

Subsequent to June 30, 2011, no further allocations will be made due to the consolidated reporting structure of the Company.

As of December 31, 2011, the Company had 8.93 million common shares and 0.32 million preferred shares issued and outstanding, both of which have a par value of Euro 1.00 per share. The total par value of the shares was $12,970 as of December 31, 2011. The common and preferred shares participate on pro rata and pari passu basis with respect to earnings and dividends. As such, the common and preferred shares are both included in the basic earnings per share calculation.

Each outstanding share of the Company’s common and preferred shares entitles its holder to participate in shareholders meetings, to receive dividends in such amounts as have been validly approved by shareholders, and in the event of the Company’s liquidation, to receive part of the Company’s assets to the extent there are sufficient funds available.

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

17.	Segment Data

The Company has identified its reportable segments as its two main geographical areas, North America and EAPA (rest of the world, including Europe, Asia Pacific, South America, Africa and Middle East). The Company’s chief operating decision maker receives and reviews financial information in this format. Both segments manufacture and sell powdered and granular activated carbon and carbon reactivation services. The segments also manufacture and sell systems for the dosing and injection of activated carbon.

The following sets forth significant information regarding the Company’s reportable segments:

	December 31,
	2009	2010	2011
Total revenues
North America	$128,683	$164,472	$171,635
EAPA	175,397	165,383	188,686

Combined total revenues	$304,080	$329,855	$360,321

	December 31,
	2009	2010	2011
Segment income
North America	$34,594	$44,039	$93,822
EAPA	33,878	26,017	24,725

	68,472	70,056	118,547
Reconciling items
Depreciation expense	23,371	20,098	24,919
Amortization expense	7,728	7,590	7,755

Income from operations	37,373	42,368	85,873
Interest expense, net	(20,227)	(11,190)	(86,132)
Income from equity method investments	1,051	921	1,463
Income tax (expense) benefit	(7,039)	(10,623)	(6,916)

Net income (loss)	$11,158	$21,476	$(5,712)

	December 31,
	2009	2010	2011
Depreciation expense
North America	$10,301	$10,849	$14,637
EAPA	13,070	9,249	10,282

	23,371	20,098	24,919
Amortization expense
North America	4,310	4,308	4,312
EAPA	3,418	3,282	3,443

	7,728	7,590	7,755

Total depreciation and amortization expense	$31,099	$27,688	$32,674

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

	December 31,
	2010	2011
Total assets
North America	$458,234	$483,087
EAPA	349,942	343,180

Combined total assets	$808,176	$826,267

Total revenues by product and by destination for the periods presented include:

	December 31,
	2009	2010	2011
Revenues by product
Activated carbon	$266,489	$296,532	$326,732
Reactivation	18,381	18,194	19,647
System projects and services	9,383	7,156	3,847
Other	9,827	7,973	10,095

Total revenues	$304,080	$329,855	$360,321

	December 31,
	2009	2010	2011
Revenues by destination
United States and Canada	$133,361	$164,967	$175,057
European Union countries	102,640	96,367	119,741
Other European countries	8,610	9,391	9,656
Latin America	9,569	9,736	9,902
Asia Pacific	36,149	34,790	32,068
Other	13,751	14,604	13,897

Total revenues	$304,080	$329,855	$360,321

For the years ended December 31, 2011, 2010, and 2009, more than 10% of the Company’s sales were generated in the United States and The Netherlands, and the United States, The Netherlands, and Canada each had more than 10% of the Company’s total assets.

18.	Fair value measurement

The Activated Carbon business adopted the fair value measurement provisions related to financial assets and liabilities. The following table presents the Activated Carbon business’ fair value hierarchy for the assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010. The fair value of financial asset and liabilities have been separated into different levels defined as follows:

•	Quoted prices (unadjusted) in active markets for identical assets or liabilities (“Level 1”).

•	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (“Level 2”).

•	Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (“Level 3”).

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

As of December 31, 2011

	Carrying amount	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$16,732	$16,732	$—	$—

Liabilities
2011 credit facility	351,479	—	351,479	—
Fair value of derivatives	677	—	677	—

	$352,156	$—	$352,156	$—

As of December 31, 2010
	Carrying amount	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$44,928	$44,928	$—	$—
Liabilities
Foreign exchange contracts	160	—	160	—
Interest rate swap	8,343	—	8,343	—
Borrowings	264,755	—	264,755	—

	$273,258	$—	$273,258	$—

The Company enters into forward foreign exchange contracts to manage risks associated with probable, future forecasted transactions denominated in foreign currency and expected to occur within the following 12 months. Trading derivative financial instruments are classified as current assets or liabilities. The full fair value of a hedging instrument is included as non-current assets or liabilities if the remaining maturity of the hedged item is more than 12 months. If the remaining maturity of the hedged item is less than 12 months, it is classified as current assets or liabilities.

Valuation methods

Foreign currency exchange derivatives

The Company selectively manages anticipated transactions that are subject to foreign exchange rate risk primarily using foreign currency exchange hedge contracts. The foreign currency exchange derivatives are valued under a market approach using published spot and forward prices.

Interest rate swaps

The Norit Group selectively uses interest rate swaps to reduce market risk associated with changes in interest rates for its borrowings. The interest rate swaps and related debt balances are valued under a market approach using published swap curves. Historically, a portion of these swaps was allocated to the Activated Carbon business by the Norit Group. The swap was settled in July 2011.

In December 2011, the Company entered into an interest rate swap, which is used to limit the exposure of interest rate fluctuations on a portion of the 2011 credit facility. The notional amount of the swap is $190,000 with the term ending on December 31, 2014. The Company recorded a loss in relation to this swap in the amount of $283 for the year ended December 31, 2011.

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

19.	Supplementary Cash Flow Information

The Company paid cash for income taxes of approximately $3,786, $1,513, and $1,144, for the years ended December 31, 2011, 2010, and 2009, respectively. Prior to the legal reorganization, certain Activated Carbon entities did not file separate tax returns as they were included in the consolidated tax reporting of other Norit entities, within the respective entity’s tax jurisdiction. The Activated Carbon business’ tax obligations for these entities were paid by other Norit entities. Such amounts were deemed to have been settled immediately through invested equity.

During the years ended December 31, 2011, 2010, and 2009, the Company paid approximately $15,190, $2,703, and $7,848, respectively, of interest. No interest payments have been made by the Activated Carbon business on debt allocated to the Activated Carbon business. Such amounts were deemed to have been settled immediately through invested equity.

20.	Commitments and Contingencies

Commitments

Operating lease commitments

The Company holds operating leases for certain vehicles, equipment, warehouses, and other assets. Rental expense recognized on such items was $7,895, $6,324, and $3,159, for the years ended December 31, 2011, 2010, and 2009, respectively. Future minimum lease payments under operating leases as of December 31, 2011 are as follows:

2012	$5,621
2013	4,918
2014	4,190
2015	3,396
2016	2,957
2017-2021	$1,922

$23,004

Capital expenditure commitments

As of December 31, 2011, capital expenditures contracted for but not yet incurred were $2,245. These commitments primarily relate to the Company’s developments in the United States.

Non-cancellable purchase commitments

With respect to the purchase of raw materials, the Company has long-term contracts that cover a large part of its lignite and peat requirements.

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

Total purchase commitments for raw materials as of December 31, 2011 were as follows:

2012	$50,358
2013	12,252
2014	11,962
2015	7,362
2016	7,626
2017 and thereafter	$31,980

$121,540

Guarantees and indemnifications

The Company has issued certain guarantees to various authorities, including those concerning payments of excise duty and community transport, as well as various down payment and performance guarantees. These items have a nominal value of $3,835 as of December 31, 2011.

The Company has entered into contractual arrangements with certain customers in the mercury removal market to supply an annual committed quantity. If the Company fails to deliver the annual committed quantity, it may be obliged to pay the associated costs of cover.

Contingent liabilities

Environmental matters

The Company is confronted with costs arising out of environmental laws and regulations, which include obligations to eliminate or limit the effects on the environment of the disposal or release of certain wastes or substances at various sites.

It is the Company’s policy to accrue and charge against earnings environmental cleanup costs when it is probable that a liability has been incurred and an amount is reasonably estimable. These accruals are reviewed periodically and adjusted, if necessary, as assessments and cleanups proceed and additional information becomes available. Environmental liabilities can change substantially due to the emergence of additional information on the nature or extent of the contamination, the necessity of employing particular methods of remediation, actions by governmental agencies or private parties, or other factors of a similar nature. Cash expenditures often lag behind the period in which an accrual is recorded by a number of years.

While it is not feasible to predict the outcome of all pending environmental exposures, it is reasonably possible that there will be a need for future provisions for environmental costs which, in the Company’s expectation, based on information currently available, are not expected to have a material effect on the Company’s financial position and liquidity.

See Note 7 for a discussion of the Company’s asset retirement obligation recognized as of December 31, 2011, 2010 and 2009.

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

Litigation

The Company is involved in several legal proceedings relating to the normal conduct of its business, subcontracting and employment issues, and general liability. The Company does not expect any liability arising from any of these legal proceedings to have a material effect on its results of operations, liquidity, capital resources or financial position. The Company believes it has adequately provided for all probable liabilities arising from the normal course of business.

Norit Americas, Inc. v. ADA-ES, Inc. et al.

On August 4, 2008, the Company filed a civil action in District Court in Harrison County, Texas (i) alleging breach of contract, promissory estoppel, tortious interference with contract, breach of fiduciary duty, theft of trade secrets, and civil conspiracy, and (ii) seeking monetary damages and injunctive relief (“Texas Litigation”). In October of 2008, the individual Defendants filed answers to the Company’s Petition. On October 31, 2008, the Company amended its Petition adding as Defendants several subsidiaries of Defendant ADA, and adding specific allegations that (i) the individual Defendants breached their obligations to the Company and assisted Defendant ADA in misappropriating the Company’s trade secrets, (ii) Defendant ADA used the stolen trade secrets to plan an activated carbon manufacturing plant(s) (“Red River Plant”), apply for a patent, and solicit the Company’s customers, (iii) Defendant ADA transferred stolen property to the subsidiaries named as additional Defendants, and (iv) that the subsidiaries named as additional Defendants were formed and/or used by Defendant ADA as a sham to perpetrate a fraud on the Company. On or about August 20, 2009, Defendants filed an Amended Answer and Counterclaim and requested that the Court refer all claims to arbitration in Atlanta, Georgia before the American Arbitration Association. On or about October 6, 2009, the Texas Litigation was stayed pending a decision of AAA arbitrator(s) as to the arbitrability of the claims in the Texas Litigation. The parties agreed that all claims previously before the Court in the Texas Litigation would be decided by binding arbitration in Atlanta, Georgia before a panel of three American Arbitration Association arbitrators (AAA Case No. 30-192-Y-00718-09, herein referenced as the “Georgia Arbitration”). The Final Hearing in the Georgia Arbitration ended on or about November 4, 2010. The parties submitted written briefs and the Panel heard oral arguments on February 10, 2011. On April 8, 2011, the Panel issued its interim award (“Interim Award”) holding as follows:

•

ADA-ES, Inc. and ADA Environmental Solutions, LLC (“ADA Defendants”) were found jointly and severally liable for breaching the non-solicitation provisions of the Market Development Agreement (“MDA”) with the Company and were ordered to pay approximately $37,913 in damages.

•

ADA Carbon Solutions LLC, Red River Environmental Products LLC (“ADA-CS / Red River Defendants”), the ADA Defendants, John Rectenwald (“Rectenwald”) and Steve Young (“Young”) were found jointly and severally liable for misappropriating Norit’s trade secrets and were ordered to pay to Norit (i) a running royalty of 10.5 % for a period of three years followed by 7.0% for a period of five years of the gross revenues from the sale of activated carbon produced at the Red River Plant or from sales at any other plant owned or substantially owned, directly or indirectly, by any of the six defendants named above or by any of their affiliates, whether existing now or in the future, in which plants any of the misappropriated trade secrets are being used in any material respect. No royalty is payable on sales pursuant to the contract for which damages have already been assessed under the first bullet point.

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

•

Rectenwald and Young were found to have breached their employee confidentiality agreements with Norit and Rectenwald was found to have breached his separation agreement with Norit. Rectenwald was ordered to pay Norit $150 and Young was ordered to pay Norit $102.

•

The ADA Defendants were also found to have breached the confidentiality and trade secrets protection provisions of the MDA with no additional damages being awarded beyond those already awarded for the aforementioned misconduct.

•	All counterclaims of ADA ES, Inc. were denied. Norit’s remaining ancillary claims were also denied.

•	Pending the Final Award, ADA ES, Inc. was prohibited from making any dispositions or transfers of the assets or business subject to the running royalty obligation.

Following negotiations between the Company and the defendants in the Georgia Arbitration, on or about August 30, 2011, the Company agreed to settle its claims against the ADA-CS/Red River Defendants and its claims against the ADA Defendants other than its claims against the ADA Defendants for breach of contract (non-solicitation), attorneys fees and costs of litigation. On October 18, 2011, the Panel in the Georgia Arbitration, pursuant to the confidential settlement between the Company and the ADA-CS/Red River Defendants and the ADA Defendants (“Running Royalty Settlement”), entered a Stipulated Partial Final Award against the ADA-CS/Red River and ADA Defendants, which (i) confirms the findings of fact and conclusions of law in its Interim Award except as to damages, (ii) clarifies the scope of the running royalty (“Running Royalty”) to include sales of activated carbon anywhere in the world that is manufactured, produced, or treated at the Red River Plant, or the ADA-CS/Red River Defendants treatment facility in Natchitoches, Louisiana, or any manufacturing facility or plant owned, operated, or controlled, or substantially owned, operated or controlled, directly or indirectly, whether existing now or in the future, using the Company’s trade secrets (as identified therein) in any material respect, (iii) confirms the obligations of the defendants to maintain the confidentiality of Norit’s trade secrets, and (iv) orders the ADA and ADA-CS/Red River Defendants to pay the Company a Running Royalty in the amount of 10.5% of sales subject to the Running Royalty from June 24, 2010 through June 23, 2013 and 7% of sales subject to the Running Royalty from June 24, 2013 through June 23, 2018, provided, however, that the Running Royalty will only be 7% of sales subject to the Running Royalty from June 24, 2010 through June 23, 2013 and 5% of sales subject to the Running Royalty from June 24, 2013 through June 23, 2018 in the event the sales are generated from the activated carbon produced using the Company’s Bromination Trade Secrets (as identified therein) without using any of the other trade secrets of the Company identified therein.

Following negotiations between the Company and the defendants in the Georgia Arbitration, on or about August 28, 2011, the Company agreed to settle certain claims against the ADA Defendants. On October 18, 2011, the Panel in the Georgia Arbitration, pursuant to the confidential settlement between the Company and the ADA Defendants (“ADA Settlement”), entered a Stipulated Partial Final Damages Award against the ADA Defendants, which (i) confirms the findings of fact and conclusions of law in its Interim Award except as to damages, and (ii) orders the ADA Defendants to pay the Company a lump sum as agreed in the ADA Settlement and further orders the ADA Defendants to pay the Company an additional $7,500 in damages as characterized in the ADA Settlement;

Activated Carbon Business

Notes to Carve Out Combined and Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

(Amounts in thousands of U.S. Dollars)

On or about October 17, 2011, the Panel in the Georgia Arbitration entered a Final Damages Award Against John Rectenwald (“Rectenwald”) and Stephen D. Young (“Young”) (together “the Individual Defendants”), which (i) confirms the findings of fact and conclusions of law in its Interim Award related to the Individual Defendants, (ii) orders Rectenwald to pay the Company $150 and Young to pay the Company $102 within 30 days of the confirmation of the Final Damages Award Rectenwald and Young, and (iii) confirms that Rectenwald and Young are liable for misappropriation of trade secrets but limits the relief awarded against Rectenwald and Young to the amount specified in this paragraph. On or about November 23, 2011, the Company entered into a confidential settlement agreement whereunder the Company and Rectenwald and Young released all claims.

The Panel maintains continuing jurisdiction to hear disputes between the Company and the ADA and ADA-CS/Red River Defendants regarding the matters addressed in the above-referenced awards. The ADA Defendants, ADA-CS/Red River Defendants, Rectenwald and Young have agreed not to challenge confirmation of the above-referenced awards which are subject to immediate confirmation.

As a result of the award summarized above, and following negotiations with ADA ES, Inc, the Company recognized a gain of $32,767 during the year ended December 31, 2011. This amount has been recognized within Other Income in the Carve Out Combined and Consolidated Statements of Operations. Additionally, based on the settlement agreement, the $7,500 is considered a fixed royalty to be paid by the ADA Defendants in three equal installments of $2,500, over three years, 2012-2014.

Other

Prior to the June 30, 2011 legal reorganization, a majority of the legal entities included in the Activated Carbon business did not file separate tax returns since these entities were included in the tax reporting of other Norit entities within their respective entity’s tax jurisdiction. Certain tax authorities have the right to hold an individual entity within the tax grouping liable for any and all liabilities outstanding of the group. The Company believes that the chances are remote that the Company will be held responsible for tax liabilities incurred by other Norit entities.

21. Subsequent Events

Pursuant to the ADA settlement agreements entered into on or about November 23, 2011, Rectenwald and Young made payments of $100 and $25, respectively, subsequent to December 31, 2011. As of February 17, 2012, the Company is due $25 from Young.